EXHIBIT 10.6

PERSONAL & CONFIDENTIAL

To:

From:

Date:

Subject:    Stock Option Award Agreement

On ______________ (the “Grant Date”), the Compensation and Benefits Committee of the Board of Directors of The Brink’s Company (the “Company”), in accordance with the terms of The Brink’s Company 2017 Equity Incentive Plan (the “Plan”), granted you this award (this “Award”) of nonqualified stock options (the “Options”) to purchase __________ shares of common stock of the Company (each, a “Share”) at a price of $_____ per Share. Capitalized terms that are used but not defined herein or in the Terms and Conditions attached hereto (collectively, this “Award Agreement”) shall have the meanings ascribed to such terms in the Plan.

Unless otherwise provided under this Award Agreement, subject to your continued employment by the Company or one of its Subsidiaries from the Grant Date through _____________ (the “Vesting Date”), the Options shall become vested if the average closing price of Shares over any 15 consecutive trading day period between the Grant Date and the Vesting Date is at least $________ (the “Price Target”).

Except as expressly provided below, any Options with respect to which the Price Target has not been attained as of the Vesting Date shall be forfeited automatically at such time.

The Company shall comply with federal, state and local tax withholding requirements with respect to the taxable income you will recognize from exercise of the Options (which may include withholding from delivery a sufficient number of Shares to provide for the payment of withholding taxes or withholding cash compensation, as permitted under relevant law).

Prior to your acceptance of this Award, you will need to review this Award Agreement, which includes the following documents provided below:

•	The Terms and Conditions, which together with the Plan (receipt of a copy of which is hereby acknowledged by you), govern this Award.

•
A copy of The Brink’s Company Compensation Recoupment Policy (as amended from time to time, the “Recoupment Policy”, the current version of which is attached hereto as Exhibit A), which provides that incentive compensation that meets the definition of Excessive Compensation under the Recoupment Policy will be recouped from executive officers and other responsible parties in the event the Company is required to provide an accounting restatement for any of the prior three fiscal years, due to material noncompliance with any financial reporting requirement under the Federal securities laws. You must agree to the terms of the Recoupment Policy in order to receive this Award, as outlined in Section 7(a) of this Award Agreement.

•
The Restrictive Covenant Agreement (which is attached hereto as Exhibit A), which will require that you refrain from certain activities in the event that you terminate employment with the Company and its Subsidiaries. You must agree to these restrictions in order to receive this Award, as outlined in Section 9 of the Terms and Conditions.

By your signature and the authorized Company signature below and on the final page of the Terms and Conditions, you and the Company agree that this Award is granted under and governed by the terms and conditions of this Award Agreement and the Plan (receipt of a copy of which is hereby acknowledged, and which is incorporated by reference into this Award Agreement).

The Brink’s Company	Date

Employee	Date

TERMS AND CONDITIONS

1.Subject to all the terms and conditions of the Plan, the employee identified above (the “Employee”) is granted this Award as set forth above.

2.(a) Notwithstanding Section 12(g) of the Plan, unless otherwise determined by the Board or the Committee, if, in the event of a Change in Control that occurs on or prior to the Vesting Date, this Award remains outstanding or the successor company assumes or provides a substitute award for this Award, with appropriate adjustments to the exercise price and number and kinds of shares underlying this Award, any portion of this Award that is unvested shall remain outstanding and eligible to vest and be exercised in accordance with the terms of this Award Agreement; provided, however, the Price Target shall cease to apply following a Change in Control. If, in the event of a Change in Control, this Award does not remain outstanding or the successor company does not so assume this Award or provide a substitute award, Section 12(g) of the Plan shall apply to this Award, and the Price Target shall be deemed achieved.

2.    (b) Notwithstanding Section 2(a) of this Award Agreement, if following a Change in Control, the Employee’s employment by the Company or one of its Subsidiaries is terminated by the Company or one of its Subsidiaries without Cause or by the Employee for Good Reason provided that such termination constitutes a separation from service (within the meaning of Section 409A of the Code), then, upon such termination this Award shall vest in full without regard to the Price Target.

2.    (c) For purposes of this Award Agreement, “Good Reason” means any of the following events that is not cured by the Company or any Subsidiary within thirty (30) days after written notice thereof from the Employee to the Company, which written notice must be made within ninety (90) days of the occurrence of the event:

(i) (A) without the Employee’s express written consent, the assignment to the Employee of any duties materially inconsistent with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of immediately prior to the Change in Control, (B) any other action by the Company or any Subsidiary that results in a material diminution in such position, authorities, duties or responsibilities or (C) any material failure by the Company or any Subsidiary to (1) pay the Employee compensation at an annual rate equal to the sum of (x) a salary not less than the Employee’s annualized salary in effect immediately prior to the Change in Control and (y) an annual bonus not less than the average annual bonus earned by and paid to the Employee for the last three full calendar years preceding the Change in Control; provided that, if the Employee has not been employed for the entirety of the last three full calendar years, then to the extent necessary to attain an average of three calendar years for purposes of determining the amount of such annual bonus, the Employee’s target annual bonus amount for the year in which the Change in Control occurs shall be used for any (i) partial calendar year(s) of employment and (ii) calendar year(s) that has not yet commenced; (2) permit the Employee to (x) continue to participate in all incentive and savings plans and programs generally applicable to similarly situated employees of the Company or (y) participate in incentive and savings plans and programs of the successor to the company which have benefits that are not less favorable to the Employee than the benefits available to the Employee under the incentive and savings plans and programs in which the Employee was eligible to participate immediately prior to the change in control; (3) permit the Employee and/or the Employee’s family or beneficiary, as the case may be, to (x) participate in and receive all benefits under welfare benefit plans and programs generally applicable to similarly situated employees of the Company or (y) participate in welfare benefit plans and programs of a successor company which have benefits that are not less favorable to the Employee than the benefits available to the Employee under the welfare benefit plans and programs in which the Employee was eligible to participate immediately prior to the change in control; (4) in accordance with policies then in effect with respect to the payment of expenses, pay or reimburse the Employee for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Employee in performing services for the Company; provided that all such expenses shall be accounted for in such reasonable detail as the Company may require; and (5) provide the Employee with periods of vacation not less than those to which the Employee was entitled immediately prior to the Change in Control;

(ii) without the Employee’s express written consent, the Company’s or any Subsidiary’s requiring a change to the Employee’s work location to a location of more than 25 miles from the Employee’s work location as of immediately prior to the Change in Control which change increases the distance of the Employee’s commute from Employee’s principal residence at the time of such change;

(iii) any failure by the Company to require any successor to expressly assume and agree, in form and substance satisfactory to the Employee, to perform any agreement that provides for payments or benefits in connection with a Change in Control (a “Change in Control Agreement”) or employment agreement, in each case, between the Employee and the Company or any Subsidiary in the same manner and to the same extent that the Company or any Subsidiary would be required to perform it if no such succession had taken place; or

(iv) any material breach of, or failure by the Company or any Subsidiary to comply with, the provisions of any Change in Control Agreement or employment agreement, in each case, between the Employee and the Company or any Subsidiary.

Notwithstanding the foregoing, “Good Reason” shall cease to exist if the Employee has not terminated employment within two years following the initial occurrence of the event constituting Good Reason.

3.    Options, to the extent vested, may be exercised by the Employee with respect to all or such portion of the Shares subject to this Award until the termination of the Options. The Options shall automatically terminate and no longer be exercisable upon ___________ except as otherwise set forth in Section 2 of this Award Agreement or Section 11 of the Plan.

4.    In order to exercise Options, the Employee shall provide written notice to the Company, specifying the number of Shares to be purchased, and shall tender the full purchase price of the Shares covered by such exercise, in accordance with Section 6(d) of the Plan. Such payment may be made in Shares already owned by the Employee. Such exercise shall be effective upon receipt by the Company of such notice and tender. Notwithstanding the foregoing, in accordance with Section 12(h) of the Plan, the Options shall be automatically, and without any action by Employee, deemed exercised, by means of a “net exercise” procedure, immediately prior to the expiration of the Options if the then Fair Market Value of the underlying Shares at that time exceeds the exercise price of the Options.

5.In accordance with Section 14(b) of the Plan, if the Employee is subject to the income tax laws of the United States of America, the Company shall, if necessary, withhold from the payment to the Employee a sufficient number of Shares to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment.

6.The Options are not transferable by the Employee otherwise than by will or by the laws of descent and distribution and shall be exercised during the lifetime of the Employee only by the Employee or by the Employee’s duly appointed legal representative.

7.(a) This Agreement is subject to the terms and conditions of the Recoupment Policy, a copy of which is attached as Exhibit A, and the provisions thereof are incorporated in this Award Agreement by reference. The Employee further acknowledges and agrees that all cash-based or equity-based compensation, as defined in the Recoupment Policy (“Incentive Awards”), that the Employee receives or is eligible to receive contemporaneously with or after the date of this Agreement shall be subject to the terms and conditions of the Recoupment Policy, and the Employee may be required to forfeit such Incentive Awards, or return shares or other property (or any portion thereof) received in respect of such Incentive Awards, if the Employee is determined to be a Covered Employee and such Incentive Awards, shares or other property (or such portion thereof) is determined to be Excess Compensation (as such terms are defined in the Recoupment Policy).

7.    (b) In exchange for this Award, and the opportunity to be eligible to receive future Incentive Awards, the Employee expressly agrees and consents that all Incentive Awards previously granted shall be subject to the terms and conditions of the Recoupment Policy from and after the date hereof. For the avoidance of doubt, the Employee may be required to forfeit Incentive Awards or return shares or other property (or any portion thereof) already received in respect of such Incentive Awards, if the Employee is determined to be a Covered Employee and such Incentive Awards, shares or other property (or such portion thereof) is determined to be Excess Compensation. The parties acknowledge that the Employee would not be eligible for the benefits described in the first sentence of this Section 8(b) without agreeing to the consent in this Section 7(b).

8.    In connection with the Employee’s acceptance of this Award and in consideration of the promises contained in this Award Agreement, the receipt and adequacy of which are hereby acknowledged, the Employee agrees to comply with the terms of the Restrictive Covenant Agreement set forth on Exhibit B of this Award Agreement, the provisions of which are incorporated in this Award Agreement by reference. This Award shall expire and may no longer become earned and/or payable on and after the time the Employee breaches the terms of the Restrictive Covenant Agreement, and the Employee expressly agrees to (a) return to the Company any Shares previously delivered pursuant to this Award Agreement, (b) reimburse the Company for all withholding taxes paid in connection with settlement of this Award and (c) pay to the Company the aggregate proceeds received from any sale or disposition of Shares previously delivered pursuant to this Award Agreement, promptly upon a breach of such Restrictive Covenant Agreement.

8.All other provisions contained in the Plan are incorporated in this Award Agreement by reference. The Board or the Committee may amend the Plan at any time, provided that if such amendment shall adversely affect the rights of the Employee with respect to this Award, the Employee’s consent shall be required except to the extent any such amendment is made to comply with any applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. This Award Agreement may at any time be amended by mutual agreement of the Board or the Committee (or a designee thereof) and the Employee. The Company shall provide, by registered or certified mail, the Employee with written notice of any amendment to this Award Agreement or the Plan that requires the consent or agreement of the Employee, which amendment, if adopted prior to a Change in Control, shall become automatically effective unless the Employee, within 30 days of the date the Company provides such notice, gives written notice to the Company that such amendment is not accepted by the Employee, in which case the terms of this Award Agreement and the Plan shall remain unchanged. Subject to any applicable provisions of the Company’s bylaws or of the Plan, any applicable determinations, order, resolutions or other actions of the Committee or of the Board shall be final, conclusive and binding on the Company and the Employee.

9.All notices hereunder shall be in writing and (a) if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office address, 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100 USA, to the attention of the Secretary, and (b) if to the Employee, shall be delivered personally or mailed to the Employee at the address set forth below. Such addresses may be changed at any time by notice from one party to the other.

10.This Award Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in the Plan, the legal representatives of the Employee. As used in this Award Agreement, the “Company” means the Company as defined herein and any successor.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the day and year first above written.

The Brink’s Company	Date

Employee	Date

Street address, City, State & ZIP

EXHIBIT A

The Brink’s Company
Compensation Recoupment Policy

The compensation recoupment policy of The Brink’s Company (the “Company”) shall apply if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws (a “Restatement”).

In the event of a Restatement, the Compensation and Benefits Committee shall determine, in its discretion, whether the “Covered Employees” (as defined below) have received “Excess Compensation” (as defined below). The Compensation and Benefits Committee will take such actions as it deems necessary or appropriate against a particular Covered Employee, depending on all the facts and circumstances as determined during its review, including (i) the recoupment of all or part of any Excess Compensation, (ii) recommending disciplinary actions to the Board of Directors, up to and including termination, and/or (iii) the pursuit of other available remedies.

“Excess Compensation” means the amount of the excess cash-based or equity-based incentive compensation equal to the difference between the actual amount received by the Covered Employee and the award or payment that would have been received based on the restated financial results during the three-year period preceding the date on which the Company is required to prepare such restatement (the “Covered Period”).

“Covered Employees” means (i) the executive officers set forth in the Company’s most recent proxy statement and (ii) any employee whose acts or omissions were directly responsible for the events that led to the restatement and who received Excess Compensation during the Covered Period.

For purposes of this Policy, “cash-based or equity-based incentive compensation” includes awards under the Key Employees Incentive Plan (“KEIP”), the Management Performance Improvement Plan (“MPIP”), the 2005 Equity Incentive Plan, as amended (the “Incentive Plan”), and any successor plan or plans.

This policy shall be communicated to all participants in the Company’s KEIP, MPIP and Incentive Plan.

This Policy is separate from and in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (Forfeiture of Certain Bonuses and Profits) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer (“Section 304”), and the Compensation and Benefits Committee shall consider any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to Section 304 in determining any amount of Excess Compensation to recoup.

EXHIBIT B

Restrictive Covenant Agreement (“RCA”)

1.    Definitions:

a.    “Company” means The Brink’s Company.

b.    “Competing Business” means any person or entity that provides or provided products or services in the business of armored vehicle transportation, secure international transportation of valuables, coin processing services, currency processing services, cash management services, safe and safe control services, payment services, security and guarding services, deposit processing services/daily overnight credit, check imaging, or jewel or precious metal vaulting, that are the same as or substantially similar to, and competitive with, the products or services provided by The Brink’s Company or any Subsidiary at the time of or at any time during the twenty-four (24) months prior to the cessation of Employee’s employment.

c.    “Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to the Company, its Customers and Vendors, that is not generally known or publicly available, and which would be useful to competitors of the Company or otherwise damaging to the Company if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of Company Customers, their purchasing histories, and the terms or proposed terms upon which Company offers or may offer its products and services to such Customers, (ii) the identity of Company Vendors or potential Vendors, and the terms or proposed terms upon which the Company may purchase products and services from such Vendors, (iii) the terms and conditions upon which the Company employs its employees and independent contractors, (iv) marketing and/or business plans and strategies, (v) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, (vi) technology used by the Company to provide its services, and (vii) information provided to the Company by third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information does not include information that: (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Employee without authorization from the Company; (ii) has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means.

d.    “Employee” means the employee identified in the Award Agreement to which this RCA is attached as Exhibit A.

e.    “Material Contact” means Employee personally communicated with a Customer (defined below) in person, by telephone or by paper or electronic correspondence in furtherance of the business interests of the Company and within twelve (12) months prior to the cessation of Employee’s employment.

f.    “Restricted Period” means the period while Employee is employed by the Company and for twenty-four (24) months following the cessation of Employee’s employment with the Company.

g.    “Restricted Territory” means those geographic areas described on Exhibit 1 to this RCA. Employee acknowledges and agrees that this geographic area consists of those states or countries (i) in which Employee was physically located at the time Employee provided services in furtherance of the business interests of the Company, (ii) for which Employee had supervisory responsibility (in whole or in part), if any, on behalf of the Company, or (iii) to which Employee was assigned by the Company; provided, however, that in all cases the Restricted Territory shall be limited to those states or countries where Employee provided such services or had such responsibility or assignment within twenty-four (24) months prior to the cessation of Employee’s employment; provided, further, that the “Restricted Territory” shall not include any state or country where the Company either does not provide or has ceased providing products and services.

h.    “Customer” means any person or entity who or which purchased products or services from the Company in exchange for compensation within twenty-four (24) months prior to the cessation of Employee’s employment with the Company.
i.    “Vendor” means any person or entity who or which has provided products or services to the Company in exchange for compensation within twenty-four (24) months prior to the cessation of Employee’s employment with the Company.
j.    “Lines of Business of the Company” means any Company-recognized department, division or subdivision of the Company, or any Subsidiary or Affiliate, to which Employee was assigned or which Employee supervised (directly or indirectly, or in whole or in part) or for which Employee provided services as part of Employee’s employment duties within twenty-four (24) months prior to the cessation Employee’s employment.

2.    Assignment of Work Product and Inventions. Employee hereby assigns and grants to the Company (and will upon request take any actions needed to formally assign and grant to the Company and/or obtain patents, trademark registrations or copyrights belonging to the Company) the sole and exclusive ownership of any and all inventions, information, reports, computer software or programs, writings, technical information or work product collected or developed by Employee, alone or with others, during the term of Employee's employment relating to the Company. This duty applies whether or not the forgoing inventions or information are made or prepared in the course of employment with the Company, so long as such inventions or information relate to the business of Company and have been developed in whole or in part during the term of Employee's employment. Employee agrees to advise the Company in writing of each invention that Employee, alone or with others, makes or conceives during the term of Employee's employment and which relate to the Business of the Company. Notwithstanding any provision of this RCA, Employee shall not be required to assign, nor shall Employee be deemed to have assigned, any of Employee’s rights in any invention that Employee develops entirely on his own time without using the Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for inventions that either: (1) relate, at the time that the invention is conceived or reduced to practice, to the business of the Company or to actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Employee for the Company on behalf of the Company. Inventions which Employee developed before Employee came to work for the Company, if any, are described in the attached Exhibit 2 and excluded from this Section. The failure of the parties to attach any Exhibit 2 to this RCA shall be deemed an admission by Employee that Employee does not have any pre-existing inventions.

3.    Return of Property and Information. Employee agrees not to remove any Company property from Company premises, except when authorized by the Company. Employee agrees to return all Company property and information (whether confidential or not) within Employee’s possession or control within seven (7) calendar days following the cessation of Employee’s employment with the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Employee or which Employee has developed or collected in the scope of Employee’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, Employee shall certify in writing that Employee has complied with this provision, and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Employee. Employee may retain information relating to Employee’s benefit plans and compensation only to the extent such information reflects employee’s individual financial and benefit information, as opposed to information and plan terms that are applicable to others.

4.    Duty of Confidentiality. The Company agrees, and Employee acknowledges, that the Company shall provide Confidential Information to Employee as part of the employment relationship between Company and Employee and that such information is necessary for Employee to perform Employee's duties for the Company. Employee agrees that during employment with the Company and thereafter Employee shall not, directly or indirectly, divulge or make use of any Confidential Information other than in the performance of Employee’s duties for the Company. While employed by the Company, Employee shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information. In the event that Employee becomes aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, Employee shall promptly notify the Company. This RCA does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose longer duties of non-disclosure.
5.    Non-Competition.
a.    Employee agrees that during the Restricted Period, and within the Restricted Territory, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, own, manage, control, or participate in the ownership, management, or control of, a Competing Business in regard to products or services that are the same as or substantially similar to, and in competition with, those offered by any Lines of Business of the Company (as defined herein) within twenty-four (24) months prior to cessation of Employee’s employment.
b.    Employee agrees that during the Restricted Period, and within the Restricted Territory, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, perform services for a Competing Business which are the same as or substantially similar to the services conducted, authorized, offered, or provided by Employee to any Lines of Business of the Company within twenty-four (24) months prior to cessation of Employee’s employment.
c.    Nothing in this RCA shall prohibit Employee from owning 5% or less of the outstanding equity or debt securities of any publicly traded Competing Business.
6.    Non-Recruitment of Company Employees and Contractors. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit or induce any employee or independent contractor of the Company with whom Employee had Material Contact, to terminate or lessen such employment or contract with the Company.
7.    Non-Solicitation of Company Customers. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit any Customers of the Company with whom Employee had Material Contact, for the purpose of selling any products or services for a Competing Business.

8.    Non-Solicitation of Company Vendors. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit any actual or prospective Vendor of the Company with whom Employee had Material Contact, for the purpose of purchasing products or services to support a Competing Business.

9.    Acknowledgements. Employee acknowledges and agrees that the provisions of this RCA are reasonable as to time, scope and territory given the Company’s need to protect its Confidential Information and its relationships and goodwill with its customers, suppliers, employees and contractors, all of which have been developed at great time and expense to the Company. Employee represents that Employee has the skills and abilities to obtain alternative employment that would not violate this RCA in the event that Employee leaves employment with the Company, and that this RCA does not pose an undue hardship on Employee. Employee further acknowledges that Employee’s breach of any provision of this RCA would likely cause irreparable injury to the Company, and therefore the Company may seek, at its option, injunctive relief and the recovery of its reasonable attorney’s fees and costs incurred in defending or enforcing this RCA (in the event the Company is the prevailing party), in addition to or in place of any other remedies available in law or equity, including any remedies available under the Award Agreement to which this RCA is attached as Exhibit A.
10.    Caveat. Nothing in this RCA shall prohibit Employee from working in any role or engaging in any job or activity that is not in competition with the products and services provided by the Company at the time Employee’s employment ceases.
11.    Breach does not excuse performance. Employee agrees that a breach or an alleged breach by the Company of any provision of this RCA or any other agreement shall not excuse Employee’s obligation to adhere to the provisions of this RCA and shall not constitute a defense to the enforcement thereof by the Company.
12.    Non-Disparagement. Employee agrees that Employee will not make any untrue, misleading, or defamatory statements concerning the Company or any Subsidiary or Affiliate or any of its or their officers or directors, and will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company or any Subsidiary or Affiliate, or otherwise take any action which might reasonably be expected to cause damage or harm to the Company or any Subsidiary or Affiliate or any of its or their officers or directors. Nothing in this RCA, however, prohibits Employee from communicating with or cooperating in any investigations of any governmental agency on matters within their jurisdictions, provided that this RCA does prohibit Employee from recovering any relief, including without limitation monetary relief, as a result of such activities. In agreeing not to make disparaging statements regarding the Company or any Subsidiary or Affiliate or its or their officers or directors, Employee acknowledges that he is making a knowing, voluntary and intelligent waiver of any and all rights he may have to make disparaging comments about the Company or any Subsidiary or Affiliate or its or their officers or directors, including rights under any applicable federal and state constitutional rights.
13.    Governing Law. The terms of this RCA and any disputes arising out of it shall be governed by and construed in accordance with the laws of the State of Texas, except that any Texas conflict-of-law principles that might require application of the laws of another jurisdiction shall not apply.
14.    Venue. Any dispute arising from or relating to this RCA shall be resolved exclusively in the United States District Court for the Northern District of Texas or any state court sitting in Dallas County, Texas, at the sole option of the Company, and Employee expressly consents to the personal jurisdiction in these courts and in the State of Texas, and hereby waives all objections to venue and jurisdiction, as well as Employee’s right to removal, if any.
15.    Construction. This RCA shall not be construed more strictly against one party than any other by virtue of the fact that it may have been prepared by counsel for one of the parties. The headings to the sections of this RCA are included for convenience only and shall not affect the interpretation of this RCA.
16.    Modification. The parties expressly agree that should a court find any provision of this RCA, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with public policy.
17.    Severability. If any provision of this RCA, or part thereof, is determined to be unenforceable for any reason whatsoever, and cannot or will not be modified to render it enforceable, it shall be severable from the remainder of this RCA and shall not invalidate or affect the other provisions of this RCA, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

18.    Notices. All notices hereunder shall be in writing and (a) if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office address, 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100 USA, to the attention of the Secretary, and (b) if to the Employee, shall be delivered personally or mailed to the Employee at the address on file with the Company. Such addresses may be changed at any time by notice from one party to the other.

19.    Assignability. This RCA shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company. This RCA may be assigned by the Company to a successor in interest without the prior consent of the Employee.

20.    Waivers and Further Agreements. Neither this RCA nor any term or condition hereof, may be waived or modified in whole or in part as against the Company or Employee, except by written instrument executed by or on behalf of the party other than the party seeking such waiver or modification, expressly stating that it is intended to operate as a waiver or modification of this agreement or the applicable term or condition hereof.